Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 13, 2004, by and among THE SCOTTS COMPANY, an Ohio corporation (“SCOTTS”), THE SCOTTS COMPANY LLC, an Ohio limited liability company (“SCOTTS LLC”), and THE SCOTTS MIRACLE-GRO COMPANY, an Ohio corporation (“SCOTTS MIRACLE-GRO”).

WITNESSETH:

      WHEREAS, the authorized capital stock of SCOTTS consists of (i) 100,000,000 common shares, without par value, of which 33,013,047 common shares were issued and outstanding as of December 1, 2004 and none were held in treasury on such date and (ii) 195,000 preferred shares, without par value, none of which are currently issued and outstanding;

      WHEREAS, the authorized capital stock of SCOTTS MIRACLE-GRO currently consists of (i) 1,000 common shares, without par value, of which 100 common shares are issued and outstanding as of the date hereof and owned by SCOTTS and (ii) 500 preferred shares, without par value, none of which are currently issued and outstanding;

      WHEREAS, as of the Effective Time (as hereinafter defined), SCOTTS MIRACLE-GRO will have authorized not less than 100,000,000 common shares, without par value, and 195,000 preferred shares, without par value;

      WHEREAS, SCOTTS MIRACLE-GRO is the sole member of SCOTTS LLC and owns 100% of the membership interests of SCOTTS LLC as of the date hereof;

      WHEREAS, SCOTTS MIRACLE-GRO and SCOTTS LLC are newly-formed entities organized for the purpose of participating in the transactions herein contemplated;

      WHEREAS, SCOTTS desires to create a holding company structure by merging with and into SCOTTS LLC in a transaction in which (i) SCOTTS LLC will be the surviving entity in the merger and (ii) each outstanding common share of SCOTTS will be converted into one common share of SCOTTS MIRACLE-GRO;

      WHEREAS, for federal income tax purposes, it is intended that the merger contemplated by this Agreement qualify as a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended;

      WHEREAS, this Agreement has been approved by the Boards of Directors of SCOTTS and SCOTTS MIRACLE-GRO and by the manager of SCOTTS LLC; and

      WHEREAS, this Agreement has been adopted and approved by SCOTTS, as the sole shareholder of SCOTTS MIRACLE-GRO, and by SCOTTS MIRACLE-GRO, as the sole member of SCOTTS LCC;

      NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereby agree that the terms of the merger and the mode of carrying them into effect shall be as follows:

ARTICLE I

THE MERGER

      SECTION 1.01.     The Merger. Subject to the terms and provisions of this Agreement, and in accordance with the General Corporation Law of the State of Ohio (the “OGCL”) and Chapter 1705 of the Ohio Revised Code governing limited liability companies (the “LLC Act”), at the Effective Time, SCOTTS shall merge with and into SCOTTS LLC (the “Merger”). SCOTTS LLC shall be the surviving entity (hereinafter sometimes referred to as the “Surviving Company”) of the Merger and shall continue its limited liability company existence under the laws of the State of Ohio. At the Effective Time, the separate corporate existence of SCOTTS shall cease.

      SECTION 1.02.     Effective Time. The Merger shall become effective in accordance with the provisions of Sections 1701.791 and 1701.81 of the OGCL and Sections 1705.36 and 1705.38 of the LLC Act, upon the filing of a certificate of merger with the Secretary of State of the State of Ohio. The date and time when the Merger shall become effective is herein referred to as the “Effective Time.”

      SECTION 1.03.     Effects of the Merger. At the Effective Time, the Merger shall have the effects provided for herein and in Sections 1701.791 and 1701.82 of the OGCL and Sections 1705.36 and 1705.39 of the LLC Act.

      SECTION 1.04.     Principal Office. The principal office of the Surviving Company shall be located at 14111 Scottslawn Road, Marysville, Ohio 43041.

      SECTION 1.05.     Articles of Organization. As of the Effective Time, the Articles of Organization of SCOTTS LLC, as in effect immediately prior to the Effective Time, shall be the articles of organization of the Surviving Company until thereafter duly amended in accordance with the provisions thereof and applicable law.

      SECTION 1.06.     Operating Agreement. As of the Effective Time, the Operating Agreement of SCOTTS LLC, as in effect immediately prior to the Effective Time, shall be the operating agreement of the Surviving Company until thereafter amended in accordance with the provisions thereof, the articles of organization of the Surviving Company and applicable law.

      SECTION 1.07.     Manager of the Surviving Company. At the Effective Time, the manager of SCOTTS LLC immediately prior to the Effective Time shall become the manager of the Surviving Company and shall serve as the manager of the Surviving Company in accordance with the provisions of the operating agreement of the Surviving Company and applicable law.

      SECTION 1.08.     Officers of the Surviving Company. At the Effective Time, each person who is an officer of SCOTTS immediately prior to the Effective Time shall become an officer of the Surviving Company, with each such person to hold the same office in the Surviving Company in accordance with the operating agreement thereof, as he or she held in SCOTTS immediately prior to the Effective Time.

      SECTION 1.09.     Additional Actions. If, at any time after the Effective Time, the Surviving Company shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Company, title to and possession of any property or right of SCOTTS acquired or to be acquired by reason of, or as a result of, the Merger or (b) otherwise to carry out the purposes of this Agreement, SCOTTS and its proper officers and directors shall be deemed to have granted to the Surviving Company an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary and proper to vest, perfect or confirm title to and the possession of such property or rights in the Surviving Company and otherwise to carry out the purposes of this Agreement; and the manager and the proper officers of the Surviving Company are hereby fully authorized in the name of SCOTTS or otherwise to take any and all such action.

ARTICLE II

MANNER, BASIS AND EFFECT OF CONVERTING SHARES AND MEMBERSHIP INTERESTS

      SECTION 2.01.     Conversion of Shares and Membership Interests. At the Effective Time:

(a) Each common share, without par value, of SCOTTS (the “Scotts Common Shares”) issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one fully paid and nonassessable common share, without par value, of SCOTTS MIRACLE-GRO (the “Scotts Miracle-Gro Common Shares”).

(b) Each Scotts Common Share contributed to SCOTTS MIRACLE-GRO pursuant to Section 4.01 of this Agreement immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of SCOTTS or SCOTTS MIRACLE-GRO, be converted into one fully paid and nonassessable Scotts Miracle-Gro Common Share and shall be held by SCOTTS MIRACLE-GRO in its treasury immediately after the Effective Time.

(c) The membership interests of SCOTTS LLC issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding, and SCOTTS MIRACLE-GRO shall remain the sole member of SCOTTS LLC.

(d) Each Scotts Miracle-Gro Common Share issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and retired and shall cease to exist, and shall not be converted into interests of the Surviving Company or the right to receive cash, securities or any other right or property.

      SECTION 2.02.     Effect of Conversion. At and after the Effective Time, each share certificate which immediately prior to the Effective Time represented outstanding Scotts Common Shares (a “Scotts Certificate”) shall be deemed for all purposes to evidence ownership of, and to represent, the number of Scotts Miracle-Gro Common Shares into which the Scotts Common Shares represented by such Scotts Certificate immediately prior to the Effective Time have been converted pursuant to Section 2.01 hereof. The registered holder of any Scotts Certificate outstanding immediately prior to the Effective Time, as such holder appears in the books and records of SCOTTS or its transfer agent immediately prior to the Effective Time, shall, until such Scotts Certificate is surrendered for transfer or exchange, have and be entitled to exercise any voting and other rights with respect to and to receive any dividends or other distributions on the Scotts Miracle-Gro Common Shares into which the Scotts Common Shares represented by any such Scotts Certificate have been converted pursuant to Section 2.01 hereof.

      SECTION 2.03.     Exchange of Certificates. Each holder of a Scotts Certificate shall, upon the surrender of such Scotts Certificate to SCOTTS MIRACLE-GRO or its transfer agent for cancellation after the Effective Time, be entitled to receive from SCOTTS MIRACLE-GRO or its transfer agent a certificate (a “Scotts Miracle-Gro Certificate”) representing the number of Scotts Miracle-Gro Common Shares into which the Scotts Common Shares represented by such Scotts Certificate have been converted pursuant to Section 2.01 hereof. If any such Scotts Miracle-Gro Certificate is to be issued in a name other than that in which the Scotts Certificate surrendered for exchange is registered, it shall be a condition of such exchange that the Scotts Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange shall either pay any transfer or other taxes required by reason of the issuance of the Scotts Miracle-Gro Certificate in a name other than that of the registered holder of the Scotts Certificate surrendered, or establish to the satisfaction of SCOTTS MIRACLE-GRO or its transfer agent that such tax has been paid or is not applicable.

      SECTION 2.04.     Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, the Scotts Common Shares which are outstanding immediately prior to the Effective Time and which are held by SCOTTS shareholders who have not voted such Scotts Common Shares in favor of adoption of this Agreement, who have delivered to SCOTTS a written demand for payment of the fair cash value of such Scotts Common Shares in the manner provided in Section 1701.85 of the OGCL and who have otherwise complied fully with all of the requirements of Section 1701.85 of the OGCL, shall not be converted into Scotts Miracle-Gro Common Shares as provided in this Agreement; provided, however, that (a) the holder of such Scotts Common Shares (“Dissenting Shares”), upon full compliance with the requirements of Section 1701.85 of the OGCL, shall be entitled to payment of the fair cash value of such Dissenting Shares in accordance with the provisions of Section 1701.85 of the OGCL; (b) all other rights accruing from such Dissenting Shares, including voting and dividend or distribution rights, shall be suspended in accordance with Section 1701.85 of the OGCL; and (c) in the event (i) any holder of Dissenting Shares subsequently withdraws such holder’s demand with the consent of SCOTTS or fails to establish such holder’s entitlement to the fair cash value of Dissenting Shares in accordance with Section 1701.85 of the Ohio Revised Code, or (ii) any holder of Dissenting Shares does not file a complaint demanding a determination of the fair cash value of such Dissenting Shares within the period provided in Section 1701.85 of the OGCL, such holder shall forfeit the right to receive the fair cash value of such Dissenting Shares and such Dissenting Shares shall thereupon be deemed to have been converted into Scotts Miracle-Gro Common Shares as provided in this Agreement.

      SECTION 2.05.     Stock Plans and Executive Retirement Plan.

      (a) Each option to purchase Scotts Common Shares granted under The Scotts Company 1992 Long Term Incentive Plan, The Scotts Company 1996 Stock Option Plan, or The Scotts Company 2003 Stock Option and Incentive Equity Plan (collectively, the “Stock Plans”), which is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder of any such option, be converted into and become an option to purchase the same number of Scotts Miracle-Gro Common Shares as the number of Scotts Common Shares which were subject to such option immediately prior to the Effective Time at the same exercise price per share and upon the same terms and subject to the same conditions as are in effect at the Effective Time.

      (b) Each stock appreciation right covering Scotts Common Shares granted under The Scotts Company 2003 Stock Option and Incentive Equity Plan, which is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder of any such stock appreciation right, be converted into and become a stock appreciation right covering the same number of Scotts Miracle-Gro Common Shares as the number of Scotts Common Shares which were subject to such stock appreciation right immediately prior to the Effective Time at the same exercise price per share and subject to the same terms and conditions as are in effect at the Effective Time.

      (c) The Scotts Common Shares attributable to accounts of participants under The Scotts Company Executive Retirement Plan (the “Executive Retirement Plan”) relating to common share units and to accounts of directors of SCOTTS holding stock units received under The Scotts Company 1996 Stock Option Plan or The Scotts Company 2003 Stock Option and Incentive Equity Plan, immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of such participants and directors, be converted into the same number of Scotts Miracle-Gro Common Shares and such Scotts Miracle-Gro Common Shares shall be attributable to the accounts of such participants and directors upon the same terms and subject to the same conditions as are in effect at the Effective Time.

      (d) SCOTTS MIRACLE-GRO shall reserve for purposes of each Stock Plan and the Executive Retirement Plan a number of Scotts Miracle-Gro Common Shares equal to the number of Scotts Common Shares reserved by SCOTTS for issuance under such Stock Plan or the Executive Retirement Plan as of the Effective Time.

      (e) As of the Effective Time, SCOTTS MIRACLE-GRO hereby assumes the Stock Plans and the Executive Retirement Plan and all obligations of SCOTTS under the Stock Plans, including the outstanding options, stock appreciation rights and stock units granted pursuant thereto, and the Executive Retirement Plan.

ARTICLE III

CONDITIONS TO THE MERGER

      SECTION 3.01.     Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party hereto to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. This Agreement shall have been adopted by the requisite vote of the shareholders of SCOTTS.

(b) Amendment of Articles. The Articles of Incorporation of SCOTTS MIRACLE-GRO shall have been amended to authorize not less than 100,000,000 common shares, without par value, and 195,000 preferred shares, without par value.

(c) Form S-4 Registration Statement. The registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission by SCOTTS MIRACLE-GRO in connection with the issuance of Scotts Miracle-Gro Common Shares in the Merger shall have become effective under the Securities Act of 1933, as amended, and shall not be the subject of any stop order or proceedings seeking a stop order, and SCOTTS MIRACLE-GRO shall have received all state securities laws or “blue sky” permits and authorizations necessary, or exemptions from such permits and authorizations, to issue Scotts Miracle-Gro Common Shares in exchange for the Scotts Common Shares in the Merger.

(d) NYSE Listing. The Scotts Miracle-Gro Common Shares issuable to SCOTTS shareholders pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the New York Stock Exchange upon official notice of issuance.

ARTICLE IV

MISCELLANEOUS

      SECTION 4.01.     Contribution of Treasury Stock. Immediately prior to the Effective Time, SCOTTS will contribute to the capital of SCOTTS MIRACLE-GRO all the Scotts Common Shares then held in the treasury of SCOTTS.

      SECTION 4.02.     Amendment. Subject to applicable law, this Agreement may be amended, modified or supplemented by written agreement of SCOTTS, SCOTTS MIRACLE-GRO and SCOTTS LLC, after authorization of such action by the Boards of Directors of SCOTTS and SCOTTS MIRACLE-GRO and by the manager of SCOTTS LLC, at any time prior to the filing of the certificate of merger with the Secretary of State of the State of Ohio, as contemplated by Section 1.02 of this Agreement, except that after the adoption of this Agreement by the shareholders of SCOTTS, this Agreement may not be amended if it would violate Section 1701.791 of the OGCL, Section 1705.36 of the LLC Act or the federal securities laws.

      SECTION 4.03.     Termination. At any time prior to the filing of the certificate of merger with the Secretary of State of the State of Ohio, as contemplated by Section 1.02 of this Agreement, this Agreement may be terminated and the Merger may be abandoned by the mutual consent of SCOTTS, SCOTTS MIRACLE-GRO and SCOTTS LLC, after determination by the Boards of Directors of SCOTTS and SCOTTS MIRACLE-GRO and the manager of SCOTTS LLC that the Merger is not in the best interests of their respective entities, notwithstanding approval of this Agreement by the shareholders of SCOTTS.

      SECTION 4.04.     Appointment of Agent. The Surviving Company consents to be sued and served with process in the State of Ohio and irrevocably appoints the Secretary of State of the State of Ohio as its agent to accept service of process in any proceeding in the State of Ohio to enforce against the Surviving Company any obligation of SCOTTS, or to enforce the rights of a dissenting shareholder of SCOTTS.

      SECTION 4.05.     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be a duplicate original, but all of which, taken together, shall be deemed to constitute a single instrument.

      IN WITNESS WHEREOF, SCOTTS, SCOTTS MIRACLE-GRO and SCOTTS LLC have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

ATTEST:	THE SCOTTS COMPANY, an Ohio corporation

/s/ ANDREW COOGLE	By: /s/ CHRISTOPHER L. NAGEL

Name: Christopher L. Nagel Title: EVP and CFO

ATTEST:	THE SCOTTS MIRACLE-GRO COMPANY, an Ohio corporation

/s/ ANDREW COOGLE	By: /s/ CHRISTOPHER L. NAGEL

Name: Christopher L. Nagel Title: EVP and CFO

ATTEST:	THE SCOTTS COMPANY LLC an Ohio limited liability company

/s/ ANDREW COOGLE	By: /s/ CHRISTOPHER L. NAGEL

Name: Christopher L. Nagel Title: EVP and CFO